                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 ZONAGEN, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 ZONAGEN, INC.
                        2408 TIMBERLOCH PLACE, SUITE B-4
                          THE WOODLANDS, TEXAS  77380



                                  May 8, 1998


TO OUR STOCKHOLDERS:

   You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Zonagen, Inc. to be held on Thursday, June 25, 1998, at 1:00 p.m., local time, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas. A Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

   We encourage you to read the Notice of the Annual Meeting and Proxy Statement so that you may be informed about the business to come before the meeting. Your participation in the Company's business is important, regardless of the number of shares that you hold. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope.

    We look forward to seeing you on June 25, 1998.


                                         Sincerely,



                                         Joseph S. Podolski
                                         President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 1998


To the Stockholders of Zonagen, Inc.:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Zonagen, Inc. (the "Company") will be held on Thursday, June 25, 1998, at 1:00 p.m., local time, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas, for the following purposes:

          1. To elect a board of six directors of the Company, each to serve until the Company's next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

          2. To ratify and approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending December 31, 1998; and

          3. To act on such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 28, 1998 will be entitled to notice of and to vote at the Annual Meeting.

     It is important that your shares be represented at the Annual Meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the Annual Meeting, and wish to do so, you may revoke the proxy and vote in person.

                                         By Order of the Board of Directors,


                                         Louis Ploth, Jr.
                                         Secretary

The Woodlands, Texas
May 8, 1998

                                 ZONAGEN, INC.
                        2408 TIMBERLOCH PLACE, SUITE B-4
                           THE WOODLANDS, TEXAS 77380



                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                            TO BE HELD JUNE 25, 1998



                    SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying Proxy is solicited by the Board of Directors of Zonagen, Inc. (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 25, 1998 (the "Annual Meeting"), at 1:00 p.m., local time, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment(s) of the Annual Meeting. If the accompanying Proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the Proxy confers discretionary authority to the persons named in the Proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any such other matters.

     Each stockholder of the Company has the unconditional right to revoke his Proxy at any time prior to its exercise, either in person at the Annual Meeting or by written notice to the Company addressed to Secretary, Zonagen, Inc., 2408 Timberloch Place, Suite B-4, The Woodlands, Texas 77380. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

     The principal executive offices of the Company are located at 2408 Timberloch Place, Suite B-4, The Woodlands, Texas 77380. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy are being mailed to the Company's stockholders on or about May 8, 1998.

     In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or telegraph. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

     All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of Proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's stockholders will be asked to consider and act on the following matters:

          1. The election of a board of six directors of the Company, each to serve until the Company's next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

          2. A proposal to ratify and approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending December 31, 1998; and

          3. Such other business as may properly come before the Annual Meeting or any adjournments thereof.


                               QUORUM AND VOTING

     The close of business on April 28, 1998 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the Record Date, the Company had issued and outstanding 11,304,737 shares of the Company's common stock, par value $.001 share (the "Common Stock").

     Each stockholder of record of Common Stock will be entitled to one vote per share on each matter that is called to vote at the Annual Meeting. Shares of Common Stock may not be voted cumulatively.

     The presence, either in person or by proxy, of holders of shares representing a majority of the Common Stock entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. A plurality vote is required for the election of directors. Accordingly, if a quorum is present at the Annual Meeting, the six persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the vote of the holders of shares representing a majority of the votes present or represented at the Annual Meeting and entitled to vote on such matter. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote.

     All Proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. Any Proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder (i) filing with the Secretary of the Company an instrument revoking it, (ii) executing and returning a Proxy bearing a later date or (iii) attending the Annual Meeting and expressing a desire to vote his shares of Common Stock in person. Votes will be counted by Harris Trust & Savings Bank, the Company's transfer agent and registrar.


                               PROPOSAL NUMBER 1:
                             ELECTION OF DIRECTORS

     The Board of Directors has nominated and urges you to vote for the election of the six nominees identified below, who have been nominated to serve as directors until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each of the nominees listed below is a member of the Company's present Board of Directors. Proxies solicited hereby will be voted for all nominees unless stockholders specify otherwise in their Proxies.

     If, at the time of or prior to the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the Proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR ELECTION AS DIRECTORS

     The names of the nominees for election as directors, and certain additional information with respect to each of them, are set forth below.

                                                                      YEAR
                                                                      FIRST
                                                                      BECAME
NAME                      AGE       POSITION WITH THE COMPANY        DIRECTOR
----                      ---  -----------------------------------  ----------
Martin P. Sutter           43  Chairman of the Board                      1987
Joseph S. Podolski         50  President, Chief Executive Officer,        1992
                               and Director
Steven Blasnik             40  Director                                   1990
Jeffrey M. Jonas, M.D.     45  Director                                   1998
Timothy McInerney          37  Director                                   1996
David B. McWilliams        55  Director                                   1989

     Martin P. Sutter. Mr. Sutter, a co-founder of the Company, has served as Chairman of the Board of Directors since December 1987. Since July 1988, Mr. Sutter has been the Managing General Partner of The Woodlands Venture Partners, L.P., a venture capital firm based in The Woodlands, Texas, and the General Partner of The Woodlands Venture Fund, L.P., one of the Company's principal stockholders. In addition, Mr. Sutter has been a General Partner of Essex Woodlands Health Ventures, L.P. since September 1994. From January 1985 to July 1988, he served as President of The Woodlands Venture Capital Company. Mr. Sutter is a director of Aronex Pharmaceuticals, Inc., a biotechnology company based in The Woodlands, Texas, and a director of Targeted Genetics Corporation, a Seattle-based biotechnology company. He has a B.S. degree from Louisiana State University and an M.B.A. from the University of Houston.

     Joseph S. Podolski. Mr. Podolski joined the Company in 1989 and has served as President and Chief Executive Officer of the Company and as a Director since July 1992. From 1977 to 1989, Mr. Podolski held several engineering, product development and manufacturing positions with Monsanto Company, serving most recently as Director of Manufacturing for a significant product line. Before Monsanto, Mr. Podolski spent eight years at Abbott Laboratories, Dearborn Chemical Company and Baxter Pharmaceuticals in manufacturing, engineering, quality control and development of fine chemicals, antibiotics, pharmaceuticals and hospital products. Mr. Podolski has a B.S. in chemistry and a M.S. in chemical engineering from Illinois Institute of Technology.

     Steven Blasnik. Mr. Blasnik has served as a Director of the Company since April 1990. Since 1987, Mr. Blasnik has been employed by the Perot Group and is currently President of Perot Investments, Inc., an investment firm owned by Ross Perot. He is also a director of Perot Systems Corporation. From 1983 to 1987, Mr. Blasnik was an attorney at Hughes & Luce in Dallas, Texas. Mr. Blasnik has a B.S.E. from Princeton University and a J.D. from Harvard Law School.

     Jeffrey M. Jonas, M.D. Dr. Jonas has served as a Director of the Company since April 1998. Dr. Jonas has served as the President and Chief Executive Officer of Avax Technologies, Inc., a biotechnology company based in Kansas City, Missouri, since June 1996. From 1991 through 1996, Dr. Jonas served in various capacities with The Upjohn Company, a major pharmaceuticals company based in Kalamazoo, Michigan, serving most recently as Vice President -- Clinical Development and Chief Medical Officer. Dr. Jonas has a B.A. from Amherst College and an M.D. from Harvard Medical School.

     Timothy McInerney, R.Ph. Mr. McInerney has served as a Director of the Company since December 1996. Since 1992, Mr. McInerney has been a Managing Director of Paramount Capital, Inc. where he oversees the overall distribution of Paramount's private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co., and he held equity sales positions at Bear, Stearns & Co. and Shearson Lehman Brothers, Inc. Mr. McInerney also has worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in pharmacy from St. John's University at New York. He also completed a post-graduate residency at the New York University Medical Center in drug information systems.

     David B. McWilliams. Mr. McWilliams has served as a Director of the Company since June 1989 and served as President of the Company from that time until July 1992. Since July 1992, Mr. McWilliams has been the President and a Director of Texas Biotechnology Corporation, a biotechnology company headquartered in Houston, Texas. Before joining the Company, Mr. McWilliams was President and Chief Executive Officer of Kallestad Diagnostics, Inc., an international immuno-diagnostics company. Before that, Mr. McWilliams was President of Harleco Diagnostics and Executive Vice President of E.M. Science, with responsibility for E. Merck's domestic diagnostic business. He also held international general management positions with Abbott Laboratories and was with McKinsey & Co. for four years as a general management consultant. Mr. McWilliams has a B.A. in chemistry from Washington and Jefferson College and a M.B.A. from the University of Chicago.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTORS' MEETINGS AND COMPENSATION

     The Company's operations are managed under the broad supervision of the Board of Directors, which has ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. During 1997, the Board of Directors convened on five regularly scheduled and four specially scheduled occasions, and took certain additional actions by unanimous written consent in lieu of meetings. Except for David W. Ortlieb, each director attended at least 75% of the meetings held by the Board and any committee of the Board on which he served during his tenure in 1997.

     Employee directors do not receive additional compensation for service on the Board of Directors or its committees. The Company reimburses each nonemployee director for travel expenses incurred in connection with attendance at Board meetings. Employee directors are eligible to participate in the Company's 1994 Employee and Consultant Stock Option Plan and the Amended and Restated 1993 Employee and Consultant Stock Option Plan (the "Incentive Plans"). Nonemployee directors are entitled to participate in the Company's 1993 Non-employee Director Stock Option Plan (the "1993 Director Plan") and the 1996 Nonemployee Directors' Stock Option Plan (the "1996 Director Plan").

     The 1993 Director Plan entitles each newly-elected nonemployee director to receive an option to purchase 5,000 shares of Common Stock on the date of his election, at an exercise price equal to the market price at the close of business on the date of grant. In addition, the 1993 Director Plan grants each existing nonemployee director an option to purchase 2,500 shares of Common Stock on each occasion that such director is re-elected. The Company did not grant further options under the 1993 Director Plan during 1997. Under the 1996 Director Plan, (i) each nonemployee director who is first elected to the Board is entitled to receive an option to purchase 25,000 shares of Common Stock on the date on which he first becomes a nonemployee director, and (ii) each nonemployee director in office on the date of the Company's annual meeting of stockholders will receive an option to purchase 2,500 shares of Common Stock
effective on such date.   Each nonemployee director in office on the date of the
adoption of the 1996 Director Plan was granted an option to purchase 25,000
shares of Common Stock on such date.   In 1997, the Company granted options to
acquire an aggregate of 17,500 shares of Common Stock to nonemployee directors under the 1996 Director Plan.

     In 1997, the Company entered into a consulting agreement with Mr. Sutter pursuant to which Mr. Sutter was paid $75,000 and was granted 5,000 shares of restricted Common Stock in consideration for consulting services rendered in connection with the Company's 1997 public offering, its agreement with Schering-Plough Corporation for the licensing of Vasomax and certain other matters.

BOARD COMMITTEES

     Pursuant to delegated authority, various Board functions are discharged by the standing committees of the Board. The Board of Directors has appointed four principal standing committees: the Executive Committee, the Option Committee, the Compensation Committee and the Audit Committee. The Board does not have a nominating committee. The Executive Committee, currently comprised of Messrs. Sutter and Podolski, is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board is not practicable or necessary. The Executive Committee met once in 1997. The Option Committee, currently comprised of Messrs. Blasnik and McInerney, selects the employees to whom stock options are to be granted and determines the conditions covered by each option. The Compensation Committee, currently comprised of Messrs. Blasnik and McInerney, reviews and recommends to the Board of Directors the amount of compensation to be paid to all employees. The Option and Compensation Committees convened on four occasions in 1997, and took certain additional actions by unanimous written consent in lieu of meetings. The Audit Committee, currently comprised of Messrs. McWilliams and McInerney, provides assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices, recommends to the Board of Directors the engagement by the Company of its independent public accountants, approves services performed by the Company's independent public accountants, including fee arrangements and the range of audit and non-audit services, maintains a direct line of communication between the Board of Directors and the Company's independent public accountants and performs such other functions as may be prescribed with respect to audit committees under applicable rules, regulations and policies of The Nasdaq Stock Market, Inc. The Audit Committee convened on one occasion in 1997 and on one occasion in January 1998.



                               PROPOSAL NUMBER 2:
          RATIFICATION AND APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Arthur Andersen LLP as the Company's independent public accountants to make an examination of the accounts of the Company for the fiscal year ending December 31, 1998, subject to ratification by the Company's stockholders. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so. They will also be available to respond to appropriate questions from stockholders attending the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation and Option Committees of the Board of Directors of the Company currently consist of Steven Blasnik and Timothy McInerney, neither of whom is an officer or employee of the Company. The Compensation Committee is responsible for evaluating the performance of management and determining the compensation for certain executive officers of the Company, and the Option Committee is responsible for administering the Company's Incentive Plans under which grants may be made to employees of the Company. The Compensation Committee (the "Committee") has furnished the following report on executive compensation for 1997:

     Under the supervision of the Committee, the Company has developed a compensation policy which is designated to attract and retain key executives responsible for the success of the Company and motivate management to enhance long-term stockholder value. The annual compensation package for executive officers primarily consists of (i) a cash salary which reflects the responsibilities relating to the position and individual performance, (ii) variable performance awards payable in cash or stock and tied to the achievement of certain personal and corporate goals or milestones and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     In determining the level and composition of compensation of each of the Company's executive officers, the Committee takes into account various qualitative and quantitative indicators of corporate and individual performance. Although no specific target has been established, the Committee generally seeks to set salaries comparable to those of peer group companies. In setting such salaries, the Committee considers its peer group to be certain companies in the biotechnology industries with market capitalizations similar to that of the Company. Such competitive group does not necessarily include the companies comprising the indexes reflected in the performance graph in this Proxy Statement. Because the Company is still in the development stage, the use of certain traditional performance standards (e.g., profitability and return on equity) is not currently appropriate in evaluating the performance of the Company's executive officers. Consequently, in evaluating the performance of management the Committee takes into consideration such factors as the Company's achieving specified milestones or goals in its clinical development programs.
In addition, the Committee recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects and demonstrated leadership ability. For 1997, the Committee included in its evaluation the significant progress made by the Company, including the continuing advancement of the Company's clinical development of its products.

     Base compensation is established through negotiation between the Company and the executive officer at the time the executive is hired, and then subsequently adjusted when such officer's base compensation is subject to review or reconsideration. While the Company has entered into employment agreements with certain of its executive officers, such agreements provide that base salaries after the initial year will be determined by the Committee after review. When establishing or reviewing base compensation levels for each executive officer, the Committee, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive and the relevant experience the individual brings to the Company, strategic goals for which the executive has responsibility, and compensation levels of companies at a comparable stage of development who compete with the Company for business, scientific, and executive talents. As stated above, such comparable companies are generally those with similar market capitalizations and are not necessarily among the companies comprising the industry or broad market indexes reflected in the performance graph in this Proxy Statement. No pre-determined weights are given to any one of such factors. The base salaries for the executive officers generally, and the Chief Executive Officer specifically, for fiscal 1997 were comparable to the Company's peer group companies.

     In addition to each executive officer's base compensation, the Committee may award cash bonuses and the Option Committee may grant awards under the Company's Incentive Plans to chosen executive officers depending on the extent to which certain defined personal and corporate performance goals are achieved. Such corporate performance goals are the same as discussed above.

     All employees of the Company, including its executive officers, are eligible to receive long-term stock-based incentive awards under the Company's Incentive Plans as a means of providing such individuals with a continuing proprietary interest in the Company. Such grants further the mutuality of interest between the Company's employees and its stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. The Company's Incentive Plans enhance the Company's ability to attract and retain the services of qualified individuals. Factors considered in determining whether such awards are granted to an executive officer of the Company include the executive's position in the Company, his or her performance and responsibilities, the amount of stock options, if any, currently held by the officer, the vesting schedules of any such options and the executive officer's other compensation. While the Committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as options or restricted stock, the Committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying the vesting dates to particular corporate or personal milestones.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), added by the Revenue Reconciliation Act of 1993, places a $1.0 million cap on the deductible compensation that can be paid to certain executives of publicly-traded corporations. Amounts that qualify as "performance based" compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1.0 million limit. Generally, stock options will qualify as performance based compensation. The Committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on the Company in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The annual base salary of Joseph S. Podolski, the Company's President and Chief Executive Officer, was increased from $150,000 to $200,000 for 1997. The Committee had not increased Mr. Podolski's annual base salary since 1995. In increasing Mr. Podolski's annual base salary for 1997, the Committee evaluated a number of factors, including Mr. Podolski's responsibilities, his general background and qualifications, his achievement of various corporate and personal milestones set by the Committee from time to time, and compensation levels for executives in Mr. Podolski's position and with his background at peer group companies. The Committee has not attached any particular relative weighting to the foregoing factors (or any other factors which the Committee may also consider in reaching compensation decisions for the Company's executive officers).

     Mr. Podolski was granted an incentive bonus of $135,000 for 1997. Of this amount, $35,000 related to the standard incentive bonus awards to the Company's executive officers and was based on the achievement of certain personal and corporate milestones by Mr. Podolski for 1997. In October 1997, the Committee agreed to award Mr. Podolski an additional incentive bonus in the years ended December 31, 1997, 1998 and 1999, which additional bonus will be equal to 1% of the net license fees, milestone payments and royalties received by the Company pursuant to a License Agreement with Schering Plough Corporation and its affiliates during that calendar year. These bonus payments are contingent on Mr. Podolski's continued employment with the Company at the time of payment. The Committee will retain discretion to determine the amount of any future incentive bonus awards to be paid to Mr. Podolski under its general plan of incentive bonus awards for the Company's executive officers, and the Committee expects that it will evaluate a number of factors in reaching this decision, including the Company's strategic goals for which Mr. Podolski has responsibility, his other responsibilities, his initiatives and contributions to the Company's achievement of various corporate and strategic goals, and his own achievement of certain personal milestones as determined by the Committee from time to time.

     Mr. Podolski was not granted any stock options under the Company's
Incentive Plans during 1997.   Mr. Podolski participates in the Company's
Incentive Plans on the same general terms as other participants in the Plan, although the amount of shares underlying option grants to Mr. Podolski have historically been larger than for other employees as a result of his position.

     The foregoing report is given by the following members of the Compensation
Committee:

                                Steven Blasnik
                               Timothy McInerney

          The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.

NAME                  AGE                      POSITION
----                  ---                      --------
Joseph S. Podolski     50  President, Chief Executive Officer and Director
Louis Ploth, Jr.       44  Vice President of Business Development and Chief
                           Financial Officer
David B. Bowman        42  Vice President of Operations
Tommy L. Lee           47  Vice President of Corporate Development
Jean Anne Mire         47  Vice President of Investor Relations

     Information regarding the business experience of Mr. Podolski is set forth above under the heading "Nominees for Election as Directors."

     Louis Ploth, Jr. Mr. Ploth has served as the Company's Vice President of Business Development and Chief Financial Officer since October 1993. From February 1991 to April 1993, Mr. Ploth served as the Chief Financial Officer of Unisyn Technologies and served as its Vice President of Finance and Administration from July 1992 to April 1993. Mr. Ploth served as the Corporate Controller of Synbiotics Corporation (a biotechnology company) from January 1986 to February 1991. Mr. Ploth has a B.S. degree from Montclair State College.

     David B. Bowman. Mr. Bowman joined the Company in 1990 and has served as a Laboratory Manager, Director, and currently Vice President of Operations. Mr. Bowman's prior experience at Monsanto, Inc. included positions in product development, technical support, and manufacturing facilities start-up. Mr. Bowman has a M.S. degree in Toxicology and Infectious Diseases from the University of Michigan.

     Tommy L. Lee. Mr. Lee joined the Company in February 1996 as Vice President of Corporate Development. Mr. Lee also serves as the general manager of Fertility Technologies, Inc. From 1994 to January 1996, Mr. Lee served as Vice President of Marketing of Positron Corporation. Mr. Lee served as Vice President of Marketing of Optex Biomedical, Inc. from 1989 to 1994. During 1988, Mr. Lee held the position of Director of Corporate Accounts with Kardiother, Inc. Mr. Lee has also held various sales and marketing positions with Mallinckrodt, Inc. and with A. H. Robbins Pharmaceutical Company. Mr. Lee has a B.A. degree from The University of Texas.

     Jean Anne Mire. Ms. Mire has served as the Company's Vice President of Investor Relations since November 1997. From November 1996 to October 1997, Ms. Mire was a Senior Vice President in the Corporate Finance Department of Harris Webb & Garrison, an investment banking firm ("HWG"), and served as the Senior Vice President of HWG's Equity Research Department from September 1994 to November 1996. Ms. Mire was Senior Vice President in Equity Research for Kemper Securities, Inc. from December 1990 to June 1994. Ms. Mire has an M.B.A. from Tulane University and a B.S. in pharmacy from Northeast Louisiana University.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table provides certain summary information concerning compensation paid or accrued during the last three years to the Company's President and Chief Executive Officer and to each of the other executive officers of the Company, determined as of the end of the last fiscal year, whose annual compensation exceeded $100,000 (the "Named Executive Officers"):


                                                                      LONG-TERM
                                      ANNUAL COMPENSATION            COMPENSATION
                                   --------------------------  ------------------------
                                                               RESTRICTED
                                                                 STOCK      SECURITIES
                                                                 AWARDS     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR   SALARY      BONUS       ($)      OPTIONS/(#)/   COMPENSATION/(1)/
---------------------------        ----  ---------  ---------  ----------  ------------  -----------------
Joseph S. Podolski                 1997   $200,000   $135,000         --             --       $ 6,000/(2)/
  President and Chief Executive    1996   $150,000         --         --        100,000       $ 6,000/(2)/
    Officer                        1995   $150,000   $ 35,000         --        100,000       $16,000/(2)/

Louis Ploth, Jr.                   1997   $100,228   $ 35,000         --         20,000           --
  Vice President of Business       1996   $ 98,832         --         --         13,000           --
    Development and Chief          1995   $ 98,832         --         --         10,000           --
     Financial Officer

David B. Bowman/(3)/               1997   $ 79,875   $ 35,000         --         20,000           --
  Vice President of Operations     1996   $ 69,659         --         --         13,000           --
                                   1995   $ 67,200         --         --         10,000           --

Tommy L. Lee                       1997   $110,316         --         --             --           --
  Vice President of Corporate      1996   $105,420         --         --         25,000           --
  Development                      1995         --         --         --             --           --

--------------------
/(1)/ During the periods indicated, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table. Accordingly, no such amounts are included in the Summary Compensation Table.
/(2)/ Represents car allowance.
/(3)/ Mr. Bowman was elected as the Company's Vice President of Operations in
      December 1997, having served as Director of Operations of the Company since 1996.

  Option Grants in 1997

     The following table provides certain information with respect to options granted to the President and Chief Executive Officer and to each of the Named Executive Officers during the fiscal year ended December 31, 1997 under the Company's Incentive Plans:

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF STOCK
                                                                                           PRICE APPRECIATION
                                                 INDIVIDUAL GRANTS                         FOR OPTION TERM(1)
                             ------------------------------------------------------- --------------------------------
                                           PERCENT OF
                                             TOTAL
                              NUMBER OF     OPTIONS               MARKET
                              SECURITIES   GRANTED TO             PRICE
                             UNDERLYING    EMPLOYEES             ON DATE
                               OPTIONS     IN FISCAL    EXERCISE    OF   EXPIRATION
NAME                         GRANTED/(#)/     YEAR       PRICE    GRANT     DATE         0%         5%          10%
----                         ------------  ----------   -------- ------  ----------   -------   --------   ----------
Joseph S. Podolski                     --          --         --      --          --       --         --           --
Louis Ploth, Jr.                   20,000        18.6%    $30.00  $33.25    10/21/07  $65,000   $483,215   $1,124,839
David B. Bowman                    20,000        18.6%    $30.00  $33.25    10/21/07  $65,000   $483,215   $1,124,839
Tommy L. Lee                           --          --         --      --          --       --         --           --

--------------
/(1)/ The Securities and Exchange Commission (the "SEC") requires disclosure of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full ten-year term prior to exercise. Such options may be exercised prior to the end of such ten-year term. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

  Option Exercises and Holdings

     The following table sets forth information concerning option exercises and the value of unexercised options held by the President and Chief Executive Officer and each of the Named Executive Officers of the Company named in the Summary Compensation Table as of the end of the last fiscal year:

                      AGGREGATED OPTION EXERCISES IN 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997

                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                       SHARES                UNDERLYING UNEXERCISED           IN-THE-MONEY
                      ACQUIRED                   OPTIONS HELD AT            OPTIONS HELD AT
                         ON       VALUE       DECEMBER 31, 1997 (#)       DECEMBER 31, 1997(1)
                      EXERCISE   REALIZED  --------------------------  --------------------------
        NAME            (#)        ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------  ---------  --------  -----------  -------------  -----------  -------------
Joseph S. Podolski          --        --   134,570         132,000      $1,926,439    $1,379,740
Louis Ploth, Jr.            --        --    25,300          42,700      $  310,069    $  267,181
David B. Bowman            500    15,566    19,969          37,531      $  296,690    $  200,812
Tommy L. Lee                --        --    13,000          12,000      $  141,538    $  130,650

------------------
/(1)/ Computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of the Company's Common Stock on December 31, 1997 was $18.1875, based on the closing sales price on the Nasdaq Stock Market on December 31, 1997.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. Podolski, Ploth and Lee which provide for current annual salaries of $200,000, $110,000 and $112,500, respectively. The agreements provide that the Company will pay Messrs. Podolski, Ploth, and Lee an annual incentive bonus as may be approved by the Board of Directors and that Messrs. Podolski, Ploth and Lee are entitled to participate in all employee benefit plans sponsored by the Company. Mr. Podolski's employment agreement provides for a primary term expiring in January 1998, with automatic annual renewals unless terminated by either party. If terminated for reasons other than cause, Mr. Podolski is entitled to receive his annual base salary and certain employment benefits for one year following termination. The employment agreements for Messrs. Ploth and Lee expire in September 1997 and January 1998, respectively, with automatic annual renewals unless otherwise terminated by either party. If terminated for reasons other than cause, Messrs. Ploth and Lee are entitled to salary and certain employment benefits for six months following termination.

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the Nasdaq Combined Composite Index and to the Nasdaq Index of Pharmaceutical Companies. The graph covers the period from March 25, 1993 (the date on which the Company's Common Stock was registered under Section 12(g) of the Exchange Act) to December 31, 1997. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at March 25, 1993 and that all dividends were reinvested.


                        COMPARISON OF CUMULATIVE RETURN
                              AMONG ZONAGEN, INC.,
                      NASDAQ COMBINED COMPOSITE INDEX AND
                     NASDAQ PHARMACEUTICAL COMPANIES INDEX

                             [GRAPH APPEARS HERE]


                                         3/25/93  12/31/93  12/30/94  12/29/95  12/31/96  12/31/97
--------------------------------------------------------------------------------------------------
Zonagen, Inc.                                100    160.87    126.09    189.13    163.04   316.30
--------------------------------------------------------------------------------------------------
Nasdaq Combined Composite Index              100    113.19    109.78    154.18    188.80   230.96
--------------------------------------------------------------------------------------------------
Nasdaq Pharmaceutical Companies Index        100    123.82     93.19    170.49    170.98   176.69
--------------------------------------------------------------------------------------------------


     The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. Blasnik and McInerney. Mr. McInerney is the Equity Sales Manager of Paramount Capital, Inc., an investment banking firm which acted as the placement agent for the Company's 1995 and 1996 private placements of preferred stock. In connection with Paramount's services relating to the 1996 private placement, the Company entered into a two-year financial advisory agreement with Paramount, pursuant to which the Company has agreed to pay Paramount a retainer fee of $4,000 per month and additional fees with respect to certain transactions for which Paramount provides advisory services.

     During fiscal 1997, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.


                              CERTAIN TRANSACTIONS

     The Company enters into transactions with related parties only with the approval of a majority of the independent and disinterested directors and only on terms the Company believes to be comparable to or better than those that would be available from unaffiliated parties. In the Company's view, all of the transactions described herein satisfy such criteria.

     In connection with the Company's acquisition of Fertility Technologies, Inc. ("FTI"), currently a wholly-owned subsidiary of the Company, the Company agreed to pay a deferred purchase price and to assume certain obligations to J. Tyler Dean, the former sole shareholder of FTI. On January 31, 1997, the Company issued an aggregate of 324,947 shares of Common Stock to J. Tyler Dean in satisfaction of such obligations.

     In 1997, the Company entered into a consulting agreement with Mr. Sutter pursuant to which Mr. Sutter was paid $75,000 and was granted 5,000 shares of restricted Common Stock in consideration for consulting services rendered in connection with the Company's 1997 public offering, its agreement with Schering-Plough Corporation for the licensing of Vasomax and certain other matters.

          Certain other transactions and relationships are described under "Proposal Number 1: Election of Directors -- Directors' Meetings and Compensation," "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" and "-- Employment Agreements."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's chief executive officer and each of the other Named Executive Officers and (iv) all directors and executive officers as a group. Except as described below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed.

                                             AMOUNT AND
                                             NATURE  OF
                                             BENEFICIAL
                                            OWNERSHIP OF         PERCENTAGE
       NAME OF BENEFICIAL OWNER           COMMON STOCK/(1)/    OF CLASS /(2)/
--------------------------------------  ------------------     --------------
T. Rowe Price Associates, Inc.               1,069,900              8.99%
  100 E. Pratt Street
  Baltimore, MD  21202
Capital Research & Management                  932,000              7.83%
  333 South Hope Street
  Los Angeles, CA 90071
Franklin Advisers, Inc.                        803,000              6.75%
  777 Mariners Island Blvd.
  San Mateo, CA  94404
Petrus Fund, L.P.                              755,793              6.35%
   12377 Merit Dr., Suite 1700
   Dallas, TX  75251
Martin P. Sutter                               303,939  /(3)/       2.55%
Joseph S. Podolski                             143,070  /(4)/       1.20%
David Bowman                                    21,169  /(5)/        *
Steven Blasnik                                 775,168  /(6)/       6.51%
Tommy L. Lee                                    13,000  /(7)/        *
Timothy McInerney                               90,810  /(8)/        *
David B. McWilliams                             45,549  /(9)/        *
Louis Ploth                                     27,700  /(10)/       *
All directors and executive officers         1,420,405  /(3)-(10)/ 11.93%
  as a group (8 persons)

--------------------
*     Does not exceed one percent.
/(1)/ Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by such persons.
/(2)/ In accordance with the rules of the Securities and Exchange Commission, each beneficial owner's percentage ownership assumes the exercise or conversion of all options, warrants and other convertible securities held by such person and that are exercisable or convertible within 60 days after March 31, 1998.
/(3)/ Includes (i) 1,037 shares of Common Stock which are held by certain of Mr.
      Sutter's family members, (ii) 144,146 shares of Common Stock which may be deemed to be beneficially owned by Mr. Sutter by virtue of his affiliation with The Woodlands Venture Fund, L.P., (iii) 105,029 shares of Common Stock which may be deemed to be beneficially owned by Mr. Sutter by virtue of his affiliation with Essex Woodlands Health Ventures, L.P., and (iv) 16,875 shares of Common Stock issuable upon the exercise of options. Mr. Sutter disclaims beneficial ownership of the shares owned by his family members and those shares owned by The Woodlands Venture Fund, L.P. and Essex Woodlands Health Ventures, L.P.
/(4)/ Includes (i) 300 shares of Common Stock which are held by certain of Mr.
      Podolski's family members and (ii) 134,570 shares of Common Stock issuable on the exercise of options. Mr. Podolski disclaims beneficial ownership of the shares owned by his family members.

/(5)/ Includes (i) 200 shares which are held by certain of Mr. Bowman's family members and (ii) 19,969 shares of Common Stock issuable upon the exercise of options.
/(6)/ Includes (i) 755,793 shares of Common Stock which may be deemed to be beneficially owned by Mr. Blasnik by virtue of his affiliation with Petrus Fund, L.P. and (ii) 19,375 shares of Common Stock issuable upon the exercise of options. Mr. Blasnik disclaims beneficial ownership of the shares owned by Petrus Fund, L.P.
/(7)/ Represents shares of Common Stock issuable upon the exercise of options. /(8)/ Includes (i) 77,934 shares of Common Stock issuable upon the exercise of warrants, and (ii) 6,875 shares of Common Stock issuable upon the exercise of options.
/(9)/ Includes 19,375 shares of Common Stock issuable upon the exercise of options.
/(10)/ Includes (i) 100 shares which are held by certain of Mr. Ploth's family members and (ii) 25,300 shares of Common Stock issuable upon the exercise of options.

                         COMPLIANCE WITH SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with in a timely manner, with the exception of a filing on Form 5 by Mr. Sutter, which reported one stock option grant and five transactions by a partnership of which Mr. Sutter is a general partner, a late filing on Form 3 by Mr. Bowman, and two late filings on Form 4 by Mr. McWilliams. The five transactions by the partnership of which Mr. Sutter is a general partner referenced above included one acquisition and four pro rata distributions to the partners.

                            PROPOSAL OF STOCKHOLDERS

     Any proposal of a stockholder intended to be presented at the next annual meeting must be received at the Company's principal executive offices no later than January 1, 1999 if the proposal is to be considered for inclusion in the Company's Proxy Statement relating to such meeting.

                             FINANCIAL INFORMATION

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO SECRETARY, ZONAGEN, INC., 2408 TIMBERLOCH PLACE, SUITE B-4, THE WOODLANDS, TEXAS 77380.

                                    By Order of the Board of Directors


                                    Louis Ploth, Jr.
                                    Secretary

May 8, 1998
The Woodlands, Texas

                                 ZONAGEN, INC.                            PROXY
                        ANNUAL MEETING OF STOCKHOLDERS

          This Proxy is Solicited on behalf of the Board of Directors

  The undersigned hereby appoints Joseph S. Podolski and Louis Ploth, Jr. as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas, June 25, 1998, at 1:00 p.m., Central Daylight Savings Time, and any adjournments thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

1. ELECTION OF DIRECTORS    [_] FOR all nominees listed below
                                (except as marked to the contrary below)

                            [_] WITHHOLD AUTHORITY to
                                vote for all nominees listed below

    Martin P. Sutter, Joseph S. Podolski, Steven Blasnik, Jeffery M. Jonas,
                  Timothy McInerney, and David B. McWilliams

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided:

--------------------------------------------------------------------------------

2. Ratify the election of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ended December 31, 1998.

   [_] FOR   [_] AGAINST   [_] ABSTAIN

3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

                                    (continued and to be signed on reverse side)

The shares of stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the nominees for FOR ratification of the selection of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ended December 31, 1998.

                                             DATED:
                                                   -----------------------------

                                             -----------------------------------
                                             (Signature)

                                             -----------------------------------
                                             (Signature if held jointly)

                                             Please date, sign as name appears
                                             at the left, and return promptly.
                                             If the Shares are registered in the
                                             names of two or more persons, each
                                             should sign.  When signing as
                                             Corporate Officer, President,
                                             Executor, Administrator, Trustee or
                                             Guardian, please give full title.
                                             Please note any changes in your
                                             address alongside the address as
                                             it appears in the proxy.